FIRST AMENDMENT TO THE
SAIA, INC. 2011 OMNIBUS INCENTIVE PLAN

WHEREAS, Saia, Inc. (“Company”) previously adopted the Saia, Inc. 2011 Omnibus Incentive Plan (“Plan”) to motivate and retain eligible employees, directors and consultants; and

WHEREAS, Company desires to amend the Plan to impose a vesting period for certain stock awards for non-employee directors; and

WHEREAS, Company reserved the right to amend the Plan pursuant to Section 17 therein;

NOW THEREFORE, effective January 26, 2012, the second paragraph of Section 10 of the Plan is amended by inserting the following to the end thereof:

“All grants of shares of Stock to non-employee directors under this paragraph (“Annual Non-Employee Director Stock Award”) shall be subject to a vesting period of not less than three (3) years; however, any unvested shares of Stock shall become fully vested upon: (a) the non-employee director’s cessation of service with the Board for a reason other than “cause,” as provided under Section 141(k) of the Delaware General Corporation Law; or (b) a Change in Control of the Company. All Annual Non-Employee Director Stock Awards shall be further subject to such other restrictions and conditions, including those with respect to voting and dividend rights, as may be established by the Committee and set forth in the Award Agreement.”